EXHIBIT 99.1

                                                              FINANCIAL DYNAMICS
                                                         BUSINESS COMMUNICATIONS
                                                               WALL STREET PLAZA
                                                      88 PINE STREET, 32ND FLOOR
                                                          NEW YORK, NY 10005, US

                                                             TEL +1 212 850 5600
                                                             FAX +1 212 850 5790


                 FOR:      TARRANT APPAREL GROUP

         APPROVED BY:      Patrick Chow
                           Chief Financial Officer
                           (323) 780-8250

             CONTACT:      Investor Relations:
                           Melissa Myron/Lila Sharifian
                           (212) 850-5600


FOR IMMEDIATE RELEASE


     TARRANT APPAREL GROUP ANNOUNCES FOURTH QUARTER AND FISCAL YEAR RESULTS

         LOS   ANGELES,   CA  -  MARCH  22,  2004  --  TARRANT   APPAREL   GROUP
(NASDAQ:TAGS), a leading provider of private label casual apparel, today announced financial results for the fourth quarter and fiscal year ended December 31, 2003.

FOURTH QUARTER
--------------

         Fourth quarter net sales were $67.0 million compared to $92.6 million in the fourth quarter of 2002. The decline in sales is primarily attributable to significant reductions in Mexico sourced products as a result of the Company's strategic decision, announced in August 2003, to exit the manufacturing business. With a return to its proven trading company business model, the Company began eliminating lower margin orders, which had been used to fill manufacturing capacity. In addition, overhead and working capital requirements were significantly reduced as the Company is no longer required to maintain a large labor force and production facilities. As a result, gross profit increased 46.8% to $12.1 million, or 18.0% of sales, from $8.2 million, or 8.9% of sales, in the comparable period last year. Operating income was $0.8 million versus a loss of $3.1 million in the year-ago period.

         Net income was $0.4 million compared to a loss of $1.9 million in the same quarter last year. Earnings per diluted share increased to $0.02 in the fourth quarter of 2003 from a loss of $0.12 per diluted share in the prior year fourth quarter. In addition, basic shares outstanding increased 36.1% due to the conversion into common shares of the private placement of Convertible Preferred Stock that closed in October 2003.

                                    - more -

         Gerard Guez, Chairman and Chief Executive Officer of Tarrant Apparel Group, said, "Our fourth quarter results validated our strategy to exit manufacturing in Mexico as evidenced by the solid margin improvements we achieved during the quarter. In addition, we significantly strengthened our balance sheet due to both our reduced capital requirements in Mexico and approximately $31 million we raised through our sale of the Convertible Preferred Stock."

FISCAL YEAR 2003
----------------

         Full year net sales were $320.4 million versus $347.4 million in fiscal 2002. Net loss was $35.9 million, or $1.97 per share, compared to a net loss of $6.1 million, or $0.38 per share, last year. The loss in 2003 includes a special inventory write-down of approximately $11 million and a special goodwill write-down of approximately $22 million in the second quarter in connection with the restructuring of the Company's Mexican operations. In 2002, net loss included the effect of the write-off of $4.9 million of goodwill related to the adoption of FASB 142 and the $1.3 million litigation reserve.

         "We made important improvements to our business during 2003, most notably establishing our Private Brands, Inc. subsidiary and exiting our capital-intensive Mexican manufacturing operations. Our private brands initiative consists of American Rag Cie which is distributed through Federated Stores. We have the manufacturing rights to Seven7 jeans which is sold in Express stores, and we recently launched the No Jeans brand at Wet Seal We look forward to launching additional Private Brand relationships that are currently in the development phase."

         Mr. Guez concluded, "Looking ahead, we believe that the critical strategic decisions made in 2003 will benefit us in 2004 and beyond. We've experienced a decline in Mexico based sales related to our exit of the manufacturing business that has been greater than anticipated. As such, we currently anticipate first quarter sales will be in the range of $40 million to $45 million. Consequently, we anticipate a net loss of $1 million to $2 million, or $0.03 to $0.07 per share, for the first quarter. And for the full year, we currently estimate sales to be between $230 million and $250 million and net income to be between $3 million and $5 million, or between $0.10 and $0.17 per diluted share. Overall, we are encouraged by the improved margins and reduced overhead consistent with our trading company history and believe that our strategic initiatives have positioned the Company for long-term profitability and growth."

         Tarrant Apparel Group will host a conference call today, March 22, 2004 at 10:00 a.m. Eastern Time that may be accessed via the Internet at: www.tags.com.

         Tarrant Apparel Group serves specialty retailers, mass merchants, national department stores, and branded wholesalers by designing, merchandising, contracting for the manufacture of and selling casual, moderately-priced apparel, for women, men and children.


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


EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS RELEASE ARE FORWARD-LOOKING AND MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM FORECASTED RESULTS. THOSE RISKS INCLUDE A SOFTENING OF RETAILER OR CONSUMER ACCEPTANCE OF THE COMPANY'S PRODUCTS, PRICING PRESSURES AND OTHER COMPETITIVE FACTORS, OR THE UNANTICIPATED LOSS OF A MAJOR CUSTOMER. THESE AND OTHER RISKS ARE MORE FULLY DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                               (Tables to Follow)


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


                              TARRANT APPAREL GROUP
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                              DECEMBER 31,
                                                          2003           2002
                                                        ---------     ---------
ASSETS
Current assets:
     Cash and cash equivalents .....................    $   3,320     $   1,388
     Restricted Cash ...............................        2,760          --
     Accounts receivable, net ......................       57,166        65,288
     Due from affiliates ...........................       17,606         8,511
     Due from officers .............................          450           457
     Inventory .....................................       23,251        44,782
     Prepaid expenses and other receivables ........        1,776         5,136
     Income tax receivable .........................          278           280
                                                        ---------     ---------

     Total current assets ..........................      106,607       125,842
                                                        ---------     ---------

Property and equipment, net ........................      135,646       159,999
Other assets .......................................        2,269         2,539
Excess of cost over fair value of net
   assets acquired .................................        8,583        28,064
                                                        ---------     ---------

     Total assets ..................................      253,105       316,444
                                                        =========     =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Short term bank borrowings ....................       29,293        29,327
     Accounts payable ..............................       23,515        32,120
     Accrued expenses ..............................       11,194        12,566
     Income taxes ..................................       16,498        12,640
     Due to affiliates .............................        5,419         5,264
     Due to shareholders ...........................            1           487
     Current portion of long-term debt .............       38,705        21,707
                                                        ---------     ---------

     Total current liabilities .....................      124,625       114,111
                                                        ---------     ---------

Long-term obligations ..............................          588        55,904
Long term deferred tax liabilities .................          275           408

Minority interest in UAV ...........................        5,142         3,205
Minority interest in Tarrant Mexico ................       14,766        21,655

Commitments and contingencies

Shareholders' equity:
     Preferred stock, 2,000,000 shares
        authorized;  0 shares (2003) and
        100,000 shares (2002) issued and
        outstanding ................................         --           8,821
     Warrants to purchase common stock .............        1,799          --
     Common stock, no par value, 100,000,000
        shares (2003) and 35,000,000 shares
        (2002) authorized; 27,614,763 shares
        (2003) and 15,846,315 shares (2002)
        issued and outstanding .....................      107,891        69,368
     Contributed capital ...........................        1,506         1,434
     Retained earnings .............................       20,988        56,873
     Notes receivable from shareholders ............       (4,796)       (5,602)
     Accumulated other comprehensive income
        (loss) .....................................      (19,679)       (9,733)
                                                        ---------     ---------

     Total shareholders' equity ....................      107,709       121,161
                                                        =========     =========

     Total liabilities and shareholders' equity ....    $ 253,105     $ 316,444
                                                        =========     =========


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


                              TARRANT APPAREL GROUP
                      CONSOLIDATED STATEMENTS OF OPERATION
                        (in thousands, except share data)


                                                    THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                              ----------------------------    ----------------------------
                                                       December 31,                    December 31,
                                                  2003            2002             2003            2002
                                              ------------    ------------    ------------    ------------
                                                      (Unaudited)                       (Unaudited)

Net sales .................................   $     67,035    $     92,592    $    320,423    $    347,391
Cost of sales .............................         54,941          84,356         288,445         302,082
                                              ------------    ------------    ------------    ------------

Gross profit ..............................         12,094           8,236          31,978          45,309
Selling and distribution expenses .........          2,606           2,784          11,329          10,757
General and administrative expenses .......          8,655           8,557          31,767          30,082
Inpairment of assets ......................           --              --            22,277            --
                                              ------------    ------------    ------------    ------------

Income (loss) from operations .............            833          (3,105)        (33,395)          4,470
Interest expense ..........................         (1,092)         (1,492)         (5,603)         (5,444)
Interest income ...........................            161           4,519             425           4,748
Other income (expense) ....................          3,006             275           3,359             644
Minority interest income (expense) ........           (315)         (1,962)          3,461          (4,581)
                                              ------------    ------------    ------------    ------------
Income (loss) before provision for
income taxes and culmulative effect
of accounting change ......................          2,593          (1,765)        (31,753)           (163)
Provision (benefit) for income taxes ......          2,166             152           4,132           1,051
                                              ------------    ------------    ------------    ------------

Income (loss) before culmulative effect
of accounting change ......................   $        427    $     (1,917)   $    (35,885)   $     (1,214)
                                              ============    ============    ============    ============

Culmulative effect of accounting change
net of tax benefit ........................   $       --      $       --      $       --      $     (4,871)

Net income (loss) after culmulative effect
of accounting change ......................   $        427    $     (1,917)   $    (35,885)   $     (6,085)
                                              ============    ============    ============    ============

Net income (loss) before culmulative effect
of accounting change per share:
     Basic ................................   $       0.02    $      (0.12)   $      (1.97)   $      (0.08)
                                              ============    ============    ============    ============
     Diluted ..............................   $       0.02    $      (0.12)   $      (1.97)   $      (0.08)
                                              ============    ============    ============    ============

Net income (loss) after culmulative effect
of accounting change per share:
     Basic ................................           0.02           (0.12)          (1.97)          (0.38)
                                              ============    ============    ============    ============
     Diluted ..............................           0.02           (0.12)          (1.97)          (0.38)
                                              ============    ============    ============    ============

Weighted average common and common
equivalent shares:
     Basic ................................     21,426,451      15,836,315      18,215,071      15,834,122
                                              ============    ============    ============    ============
     Diluted ..............................     26,250,037      15,836,315      18,215,071      15,834,122
                                              ============    ============    ============    ============


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